EXHIBIT 10.6

To:	Dr. Mitchell Felder
Halberd Corporation
P.O. Box 25
Jackson Center, PA 16133
Email:	mitchellf6@gmail.com
Phone:	(814) 786-8849
Cell Phone:	(724) 372-5242
Date:	May 10, 2022
From:	Alan P. Schwartz, Executive Vice President mdi Consultants, Inc.
Tel:	(516) 482-9001
Email:	alan@mdiconsultants.com
Inquiry #:	15755rr1
RE:	Assistance in Regulatory Strategy, Pre-Sub Assistance, Software Validation Assistance, 510(k) or DeNovo Assistance, QSR Compliance, and Ongoing Services for Device for Treatment of Blood

Dear Dr. Felder:

As per my discussion with Randy, attached is a revised proposal for mdi to provide the following services with the goal of marketing the device in the USA:

I.	Assistance in Regulatory Strategy
II.	Pre-Sub Assistance
III.	Software Validation Assistance
IV.	510(k) or DeNovo Assistance
V.	QSR Compliance
VI.	Ongoing Services

Please note that we have included the fees for Parts I and II. The others will be added once we get a better handle on the project. Our team will be available to work closely with you and your team to ensure the timely success of this project. Please review the proposal and if there are any questions, do not hesitate to contact me.

Regards,

mdi Consultants, Inc.

Alan P. Schwartz

Executive Vice President

APS:sl

Enc.

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mdi Consultants, Inc.

Proposal prepared for Halberd Corporation

May 17, 2022

Inq. # 15757rr1

Retainer Agreement

Project Scope

mdi Consultants, Inc. would be able to provide Halberd Corporation, of Jackson Center, PA, the following services for ensuring full FDA compliance and getting their blood treatment to market through the FDA review process:

1.	Assistance in Regulatory Strategy
2.	Pre-Sub Assistance
3.	Software Validation Assistance
4.	510(k)or DeNovo Preparation and Submission
5.	Setting up Quality System Manual Compliance
6.	Ongoing Services

Services

It is understood that the Client may have limited technical expertise in the above subject matter and regulatory tasks, and mdi will be responsible to provide the necessary expertise as needed to prepare and complete the foregoing submissions to the FDA.

Part I: FDARegulatory Strategy

1.

Review the product documentation for the device provided to FDA for the initial Q- sub as well as any other device information that may be helpful in determining possible strategies. Prepare and submit Q-sub and handle FDA communications related thereto.

2.	Review the Q-sub response from the FDA in-depth and provide our feedback on the reviewer comments.
3.	Provide options for regulatory strategies to move forward with the FDA submission.
4.	Discuss via teleconference or virtual means (e.g. Zoom) the proposed strategies, including pros and cons of each.
5.	Answer any questions regarding the possible strategies to move forward.
6.

mdi will provide guidance and assistance for the preparation of clinical trials. mdi will review the clinical trial protocols to make sure it meets FDA requirements prior to submission to the FDA with the pre-sub (Part II below) (mdi does not write the clinical protocols).

Part II: Pre-Submissionto FDA (if determined necessary)

1.	Provide guidance to the team in required documentation for the pre-submission.
2.	Review the proposed product labeling, proposed indications for use, and other relevant device information.
3.	Review the clinical test protocol and supporting documents.
4.	Review the testing performed on the subject device. (recommend labs for testing)
5.	Work closely with the staff to compile necessary information for the pre-submission.

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mdi Consultants, Inc.

Proposal prepared for Halberd Corporation

May 17, 2022

Inq. # 15757rr1

6.	Review documents for completeness; compile paper and electronic applications for FDA submission.
7.	Prepare the submission and after approval from the Client, submit the pre-submission to the FDA. (There are no FDA fees for the pre-submission).
8.	Monitor the pre-submission through the FDA review.
9.	If there are any additional requests for information, assist with the preparation of this information and submit it to the FDA.
10.	Act as liaison with the FDA reviewer until pre-submission feedback has been received.

After receipt of the FDA response, mdi will be available to outline the regulatory strategy.

Timeframe: mdi will need 2-3 weeks to prepare the pre-submission once all the necessary information is provided by the Client. To the extent needed or requested by the client, mdi will be responsible to provide any expertise needed for the submission to the FDA, including guidance of clinical trial protocols, guidance on the required product testing (FDA review time is approximately 45-60 days). (FDA changed their timeframes due to the COVID work burden.)

Part III: Software Validation- FDA requires that the software in the device is to be validated as part of the 510(k). This is what will be done to assist with this process:

1.	Review software design control documentation;
2.	Review SH software development control SOPs;
3.	Discuss/ Review software system hazard analysis;
4.	Discuss/ Develop cybersecurity documentation;
5.	Discuss/ Develop software validation test plan;
6.	Software validation test protocols;
7.	Review test results.

Time schedule: 30 days with participation of Halberd team.

Part IV: Market Approval (DeNovo) or 510(k) Submission to FDA

1.	Review the product labeling and information to determine what testing would be required by the FDA to obtain market clearance/approval.
2.	Review all the clinical test data required for the market clearance/approval submission.
3	Provide a list of test data required for the market clearance/approval submission including identification of applicable ISO standards and their FDA recognized revisions for required tests.
4.	Determine which process validation requirements apply to your device (if De Novo).
5.	Review the software validation and documentation to ensure it is in-line with the FDA software validation guidelines.
6.	If 510(k) pathway is used, review the comparison chart showing similarities and differences between the new device and the substantially equivalent device.

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mdi Consultants, Inc.

Proposal prepared for Halberd Corporation

May 17, 2022

Inq. # 15757rr1

7.	Prepare the appropriate application for submission to the FDA in both e-copy and hard copy format.
8.	After the Client’s review and approval, submit the application to the FDA.
9.	Make the appropriate user fee payments to the FDA in accordance with their guidelines (assist with the small business application to obtain a reduction of user fees if applicable).
10.	Monitor the application through the FDA review process.
11.	If there are any additional requests for information, assist with the preparation of this information and submit it to the FDA.
12.	Act as liaison with the FDA reviewer until market approval is obtained.

Timeframe: mdi will require 4-5 weeks to prepare the submission once all the necessary information is provided by the Client. FDA review time could be between 3-6 months. (The FDA changed their timeframes due to the COVID work burden.)

Part V: Assistance with Quality System Implementation for US FDA Quality System Regulations (21CFR820 QSR/cGMP)

1.	Visit Halberd Corporation, operations and meet with the management team.

a.	Provide training to the management team on an introduction to the FDA and the FDA QSR requirements to achieve compliance for their operations.

2.

mdi will supply a Quality System Manual, which will be customized with the assistance of the Halberd Corporation team. This manual will include all forms necessary to maintain compliance with the necessary procedures for their operation as an initial importer and distributor.

a.	Halberd Corporation personnel will be responsible to prepare the work instructions.

3.	After Halberd Corporation has had a chance to implement the new quality system, audit the operations to determine ongoing compliance to FDA regulations.
4.	Provide a written audit report documenting any observed deficiencies.
5.	Provide guidance with implementing required corrective actions to address the deficiencies.
6.	Be available to answer any questions related to quality system compliance.

Project timeframe: The project will be managed by a senior consultant with extensive medical device Quality Systems experience. In cases where physical presence is not permitted or desired due to the Covid-19 outbreak, the project will be conducted via the internet and phone. We estimate 30-45 days to complete the customization of the quality system manual and review of the SOPs. Compliance to the quality system would need to be determined via a visit and mock audit.

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mdi Consultants, Inc.

Proposal prepared for Halberd Corporation

May 17, 2022

Inq. # 15757rr1

Part VI: Ongoing Consulting Services

1.	Act as Official Correspondent with the FDA.

a.	Submit the annual registration.
b.	Submit the Medical Device Listing and update it as needed.

2.	Assist with evaluation of complaints to determine if Medical Device Reports (MDR) are required. Assist with the preparation of MDR reports and submit via electronic filing.
3.	Provide ongoing consultation on regulatory and compliance matters and policies concerning device changes and 510(k) updates.
4.	Assist with 510(k) preparation and submissions (to be quoted separately).
5.	Provide unlimited telephone consultation.
6.	Conduct the annual internal audit in accordance with the FDA’s QSR.
7.	Conduct vendor audits for compliance with the FDA’s QSR.
8.	Be available for FDA inspections of your operations and facilities.
9.	Assist with various correspondence pertaining to the FDA.
10.	Provide FDA strategic planning for obtaining additional FDA clearances/approvals.

Fee Schedule

For the above services, Halberd Corporation would be required to pay mdi Consultants, Inc. the following:

Part I: FDARegulatory Strategy

mdi’s fee for this part will be $2,000.00/month for a period of six months. The fee is to be paid monthly as per the stated amount and/or up to the time, Part II goes into effect and the Pre-sub is being prepared.

Part II: Pre-Submissionto FDA (if determined to be recommended)

For the pre-submission services, the Client will be required to pay mdi Consultants a fee of

$10,000.00. The fee is to be paid as follows:

•	$ 6,000.00 – To initiate the pre-submission process
•	$ 3,000.00 – Prior to submission to FDA
•	$ 1,000.00 – Upon FDA response

Part III: Software Validation

The fee for software validation assistance will be $11,500.00.

Payment is due as follows: 50% to initiate the software validation project, 25% within 14 days of the commencement of the project, and 25% upon receipt of the final report.

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mdi Consultants, Inc.

Proposal prepared for Halberd Corporation

May 17, 2022

Inq. # 15757rr1

Part IV: Market Approval (DeNovo) or 510(k) Submission to FDA

After the FDA responses to our Pre-sub, we will learn if we can do a traditional 510(k) submission or would be required to submit a DeNovo application. Consulting fees will be determined after the approach is clear. User fees are additional and are explained below.

The FDA user fee is $45,000.00* for the De Novo submission review or $12.432.00* for the traditional 510(k) and are in addition to the consulting fees and will need to be paid to the FDA two weeks prior to submission.

*If you desire a discounted De Novo user fee for a small business in the amount of $27,474.00, for the DeNovo (or $3,186.00 for the traditional 510(k)), you will need to get the small business application to the FDA six weeks prior to the time the user fee payment is made. The small business user fee applies to companies with less than $100 million in annual revenues. mdi can provide the FDA link for the small business FDA application.

For the DeNovo or the 510(k), there is a $100.00 fee to cover all administrative expenses associated with the project.

The FDA official 510(k) notice will be only sent after final payment is received. All taxes are to be paid by the client.

Part V: Assistance with Quality System Implementation for US FDA Quality System Regulations (21CFR 820 QSR/cGMP)

The fee for these services will be determined.

Part VI. Ongoing FDA Regulatory Assistance

This Part (services 1-9 exclusive of 4) will be initiated after Part V has been completed. The fee will be determined at a later date.

Expenses

All expenses are additional and include: Airfare (selected at auditor’s discretion), travel to and from the airports, hotel, meals during travel, rental car and gas, local parking at airports for private vehicles or transportation between airport and home. While onsite in PA up to $50.00 USD will be needed for miscellaneous expenses (with receipts and does not include personal entertainment) per person, per trip. In addition, travel time is invoiced at $1,000.00/man-day and will be charged for each full day of travel for each auditor, and prorated for portions thereof. (For Part I, the travel time is included in the fees.)

Additional expenses to be invoiced include costs for postage, copying, and a $25.00 service fee for each wire transfer.

All lab tests are additional.

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mdi Consultants, Inc.

Proposal prepared for Halberd Corporation

May 17, 2022

Inq. # 15757rr1

FDA annual registration fees are additional.

Changes and Cancellation

The parties will discuss and agree on continuation of the project in advance of each part, including the portions and actions thereof which may be thereafter cancelled including any potential penalties therefor. The project will continue (with appropriate, agreed upon compensation for expenditures in advance of work by mdi). If for any reason, the project does not proceed, mdi will be reimbursed for all costs it makes in advance, in the expectation of further work. However, there shall be no cancellation penalties occur if the Client cancels, either because the project is technically or economically unfeasible or if, in the unlikely event, the Client becomes dissatisfied with mdi’s work; provided however, without cause, client will always be obligated to pay for MDI’s work, in accordance with this Agreement.

Retainer Agreement below.

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mdi Consultants, Inc.

Proposal prepared for Halberd Corporation

May 17, 2022

Inq. # 15757rr1

Retainer Agreement

We are in agreement with the terms and agreement and wish to retain mdi for the following projects (please initial desired projects):

Part I:	☐
Part II:	☐
Part III:	☐ tbd
Part IV:	☐ tbd
Part V:	☐ tbd
Part VI:	☐ tbd

For:	Halberd Corporation P.O. Box 25 Jackson Center, PA 16133	For:	mdi Consultants, Inc. 55 Northern Blvd. Great Neck, NY 11021

/s/ William A. Hartman
	Signature		Signature

	William A. Hartman, CEO		Alan Schwartz, EVP
Name and Title

May 17, 2022
	Date		Date

Wiring instructions:

There is an additional $25.00 for each wire.

Also, if you are using another company name on the account for wiring, please notify us of the name to ensure correct crediting.

If you have any questions, please contact Mrs. Diane Furnari, mdi’s office manager, (diane@mdiconsultants.com, 516-482-9001).

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